FOR IMMEDIATE RELEASE

Global Healthcare REIT Announces Acquisition of Fourth Skilled Nursing Facility

ATLANTA, GEORGIA - Global Healthcare REIT, Inc. (the “Company” or “Global”) (OTCQB: GBCS) announced today that effective February 7, 2014, it completed the acquisition of its fourth facility.

Acquisition of Southern Tulsa Healthcare Center

Effective February 7, 2014,  the Company acquired the real property and improvements comprising a 100% interest in the Southern Hills Retirement Center, a skilled nursing facility located at 5170 S Vandalia, Tulsa, Oklahoma (“Southern Hills”).  To complete the acquisition, the Company formed and organized Southern Tulsa, LLC, a Georgia limited liability company, a new wholly-owned subsidiary of West Paces Ferry Healthcare REIT, Inc., which itself is a wholly-owned subsidiary of Global.

The Southern Hills facility comprises of a senior living campus of three buildings totaling 104,192 square feet sitting on a 4.36 acre parcel.  The Center offers 106 nursing beds, 84 independent living units, and 32 assisted living beds.

The purchase price for Southern Hills was $2.0 million, of which $1.5 million was provided by a senior mortgage with First Commercial Bank, with the balance of $500,000 provided by Global. Global also provided a guaranty of the loan from First Commercial Bank.

As part of the acquisition, Southern Tulsa, LLC assumed an operating lease with a professional skilled nursing home operator.

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election for calendar year 2014 to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns three facilities and plans on acquiring more properties in the future.

For further information, contact:

Christopher Brogdon, President

3050 Peachtree NW, Suite 355

Atlanta, Georgia 30305

(404) 549-4293

Safe Harbor

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Christopher Brogdon (404) 549-4293 or cfbrogdon@winterhaven.com.